SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549


FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  June 4, 1996

Fluke Corporation
(Exact Name of Registrant as Specified in Charter)

Washington	1-5590 91-0606624
	(State of Other Jurisdiction (Commission (IRS Employer Identification Number)
of Incorporation)             File Number)

6920 Seaway Boulevard, Everett, Washington  98203
(Address of Principal Executive Offices)   (Zip Code)

Registrant's telephone number, including area code (206) 347-6100


Item 5.  Other Events.

On June 4, 1996 Fluke Corporation issued the attached news release, attached as Exhibit 99.1 and incorporated herein, regarding the fourth quarter and fiscal 1996 operating results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         Fluke Corporation
                         (Registrant)


Date  6/4/96      By  /s/ George M. Winn
                          George M. Winn
                          President/COO







Exhibit 99.1





FOR IMMEDIATE RELEASE                     For further information:
June 4, 1996                              Gary V. Ball
                                          Manager, Investor Relations
                                          and Public Affairs
                                          (206) 356-5262



FLUKE REPORTS OPERATING RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 1996

Earnings up 43% for the year

EVERETT, Washington - Fluke Corporation (NYSE:FLK), a leader in compact, professional electronic test tools, announced operating results for its 1996 fourth quarter and fiscal year ended April 26, 1996. Revenues for the 1996 fiscal year were $413.5 million, up 8 percent from $382.1 million last fiscal year. Net income for the 1996 fiscal year was $21.3 million, up 43 percent from $14.9 million earned in fiscal year 1995. Earnings per share for the 1996 fiscal year were $2.58 as compared to $1.86 per share last fiscal year.

Total orders for fiscal year 1996 were $405.0 million, up 4 percent from the $389.8 million for 1995. Orders for the full year in the United States were $163.5 million, down 3 percent from last years $167.7 million. European orders for fiscal year 1996 were $162.2 million, a 6 percent increase from $152.9 million reported for 1995. Orders for fiscal year 1996 from the Intercontinental region were a record $79.3 million, a 14 percent increase from $69.3 million last year. International business, especially in the Pacific Rim region, continues to grow very well. China, Vietnam, Korea and Singapore were a few of the particularly fast-growing countries.






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FLUKE REPORTS OPERATING RESULTS FOR FOURTH
QUARTER AND FISCAL YEAR 1996
Page two

Revenues for the fourth quarter were $106.2 million up from $105.4 million for the same period a year ago. Total orders for the fourth quarter of fiscal year 1996 decreased 6 percent to $104.6 million from the $111.8 million booked during the same period of 1995. Orders in the United States for the fourth quarter declined 6 percent to $44.1 million verses $47.0 million reported a year ago. European orders for the fourth quarter 1996 were $41.0 million, a 7 percent decrease from $44.3 million for the comparable quarter last year. Fourth quarter orders from the Intercontinental countries (excluding Europe and the U.S.) decreased 5 percent to $19.5 million from the strong $20.5 million reported a year ago.

Net income for the fourth quarter 1996 was $6.1 million, up 20 percent from $5.1 million for the fourth quarter ended April 28, 1995. Earnings per share improved 17 percent to 74 cents per share for the fourth quarter compared with 63 cents per share for the comparable quarter last year.

"Fiscal year 1996 was another year of improved profitability. We continued to improve our gross margins and hold the line on expenses. We invested over 9 percent of revenues on new product development, which resulted in 12 new products that are now shipping in volume to customers throughout the world," said Bill Parzybok, chairman and chief executive officer. "We are disappointed that order levels, especially in the United States, fell short of our goals. We have several initiatives directed at improving our order levels. These include new marketing programs, improved sales effectiveness and increased emphasis on bringing more new products to market."

"We remain committed to continuing to improve our overall level of profitability and grow our revenue by maintaining a strong flow of new products, emphasizing our international business and continuing to look at opportunities to form alliances, joint ventures or even acquisitions, such as the one recently announced with Forte' Networks," added Parzybok.








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FLUKE REPORTS OPERATING RESULTS FOR FOURTH
QUARTER AND FISCAL YEAR 1996
Page three

In thousands, except shares and per share amounts
                        Quarter Ended  Quarter Ended   % Change
                           4/26/96        4/28/95
Revenues                 $106,238        $105,407         +0.8%
Pretax Income               9,868           8,246        +19.7%
Net Income                  6,147           5,113        +20.2%
Earnings Per Share           0.74            0.63        +17.5%
Average Shares & Common
 Share Equivalents       8,314,703       8,092,323
Net Income as %
 of Revenues                 5.79%           4.85%
Orders                    $104,646        $111,831        -6.4%


In thousands, except shares and per share amounts
                            Four            Four
                        Quarters Ended  Quarters Ended   % Change
                           4/26/96        4/28/95
Revenues                 $413,525        $382,066         +8.2%
Pretax Income              33,612          24,034        +39.9%
Net Income                 21,343          14,901        +43.2%
Earnings Per Share<F1>       2.58            1.86        +38.7%
Average Shares & Common
 Share Equivalents       8,285,151       7,992,804
Net Income as %
 of Revenues                 5.16%           3.90%
Orders                    $404,995        $389,849        +3.9%

<F1> The sum of the earnings per share on a quarterly basis will not necessarily equal the earnings per share reported for the year since the average shares and share equivalents outstanding used in the earnings per share computation change throughout the year.

Fluke's mission is to be the leader in compact, professional electronic test tools. Fluke's products are used by technicians and engineers in installation, maintenance, service, manufacturing test and quality functions in a variety of industries throughout the world. Fluke, founded in 1948, has over 2,500 employees worldwide and distributes its products in over 100 countries. The company's worldwide headquarters are in Everett, Washington, USA with European sales and service headquarters located in Eindhoven, The Netherlands.